Exhibit 2.3

DATED 21 September 2004

1. PT INVEST INTERNATIONAL LLC

2. KFKI INVESTMENT KFT.

3. HUNGARIAN TELEPHONE AND CABLE CORP.

ADVICE AND ASSISTANCE AGREEMENT

THIS AGREEMENT (the “Agreement”) is made on 21 September 2004 BETWEEN:

(1)	PT INVEST INTERNATIONAL LLC, a legal entity established and existing under the laws of the state of Delaware, the United States of America, whose registered office is at 1220 New Market Street, Suite 060, Wilmington, Delaware 19801, the United States of America (“PT Invest”);

(2)	KFKI INVESTMENT KFT., a company incorporated and existing under the laws of the Republic of Hungary, whose registered office is at Tüzér u. 39-41, H-1134 Budapest, Hungary, (“KFKI”); and

(3)	HUNGARIAN TELEPHONE AND CABLE CORP., a legal entity established and existing under the laws of the state of Delaware, the United States of America, whose registered office is at Suite 3400, 1201 Third Avenue, Seattle, Washington WA 98101-3034, the United States of America (“HTCC”),

together referred to as the “parties” and individually as a “party”.

RECITALS:

(A)	As at the date of this Agreement, KPN Telekom B.V. (“KPN”) is, through its wholly-owned subsidiary, Pansource BV, the owner of 75.19% of the shares of PanTel. The other shareholders are Magyar Államvasutak Rt. (“MÁV”), which holds 10.07% of the shares and PT Invest, a member of the KFKI Group, holds the remaining 14.74%;

(B)	On the completion of a Framework Agreement dated 4 May 2004, the whole of the interest in PanTel held by Pansource BV will pass to HTCC;

(C)	By an agreement of the same date as the date of this Agreement, (the “KFKI Interest Sale Agreement”), PT Invest has agreed to sell its 14.74% shareholding in PanTel to HTCC in return for a cash payment and a certain percentage shareholding in HTCC;

(D)	HTCC wishes to buy from MÁV by a share sale and purchase agreement (the “MÁV Interest Sale Agreement”) MÁV’s 10.07% shareholding in PanTel; and

(E)	PT Invest is able and willing to provide services to HTCC inter alia to facilitate the successful closing of the Framework Agreement and to provide additional services on an on-going basis.

IT IS AGREED as follows:

1	DEFINITIONS

In addition to the terms defined throughout the text, in this Agreement:

“Affiliate” means (as appropriate) in relation to any party, any subsidiary or parent of that party and any subsidiary of that parent in each case for the time being;

“Business Day” means a day (other than a Saturday or Sunday) on which banks are generally open in the Republic of Hungary and the United States of America for normal business;

“HTCC Common Shares” means the 46,000 newly-issued unregistered common shares to be issued by HTCC to PT Invest pursuant to the terms of Clause 3; the HTCC Common Shares shall be free from all security interests, options, equities, claims or other third party rights of any nature whatsoever, together with all statutory rights attaching to them at the Completion Date.

“HTCC’s Group” means HTCC and its Affiliates from time to time;

“KFKI Group” means KFKI and/ or PT Invest and its Affiliates from time to time;

2	DESCRIPTION OF THE SERVICES

a)	PT Invest hereby undertakes to provide the following services to HTCC by 4 November 2004 at the latest:

i)	To provide advisory assistance during the process by which MÁV would issue a final, unconditional and legally-binding consent to transfer the “rights of way” and “rights of use” from PanTel to a subsidiary of PanTel and to the subsequent transfer of those rights to an HTCC Affiliate; and

ii)	To advise HTCC in obtaining from MÁV and/or the Ministry of Economics and Transport a declaration or any other document in terms acceptable to HTCC, with respect the exclusive “rights of way” and the “rights of use” provided by MÁV to PanTel under the Contribution Agreement or any of the associated rights under the access and maintenance agreements and any other agreement related to the Contribution Agreement, acceptable to HTCC.

The date of performance stipulated under Clause 2 a) is the day when Completion under MÁV Interest Sale Agreement takes place.

b)	From time to time during the period while any member of the KFKI Group holds a direct interest in HTCC of at least 125,000 shares or for five years from completion of the KFKI Interest Sale Agreement whichever is longer, KFKI undertakes to offer its advice and assistance to PanTel regarding all public procurement tenders and/or any other business opportunity on a first refusal basis. Immediately on KFKI making its “first refusal” offer to PanTel, KFKI and PanTel will commence discussions on the nature and extent of such advice and assistance, and the detailed conditions of its provision, on a case-by-case basis. If KFKI and PanTel agree on the terms of the provision of that advice and assistance, then KFKI will provide such advice and assistance to PanTel on an exclusive basis.

c)	If, within five working days of KFKI’s “first refusal” offer, (i) PanTel informs KFKI in writing that it does not wish in principle to participate in the public procurement tender or the business opportunity concerned or (ii) PanTel and KFKI cannot agree terms on which KFKI will provide advice and assistance, KFKI will be free to offer its advice and assistance regarding that public procurement tender or that business opportunity to any third party. The parties furthermore agree that in the case of point (ii) above, before entering into any definitive agreement with a third party, KFKI will give PanTel the opportunity to match that third party’s offer by giving PanTel five working days notice of such details and particulars of the third party offer as shall be reasonably necessary for it to be able to decide whether it wishes to match the third party offer. If PanTel agrees to match the terms of the third party offer, KFKI will provide advice and assistance on the public procurement tender or the business opportunity concerned to PanTel on an exclusive basis. Unless PanTel agrees to match the terms of the third party offer within five working days from the notification of the terms of the third party offer, KFKI will be free to provide advice and assistance to the third party on the terms disclosed to PanTel. If the third party terms have changed since they were first notified to PanTel, then KFKI shall inform PanTel of the changed terms and allow it a further five working day period to decide whether it wishes to match the changed third party terms.

3	CONSIDERATION

a)	HTCC shall pay to PT Invest the following success fee:

i)	1,000,000 Euro in cash;

ii)	46,000 HTCC Common Shares with the same rights, obligations and restrictions as those set out under Clause 3.2. of the KFKI Interest Sale Agreement.

b)	At Completion of the MÁV Interest Sale Agreement (and subject to the completion of the KFKI Interest Sale Agreement) HTCC shall instruct its bankers to pay the cash part of the Consideration by bank transfer to the PT Invest’s bank account, the details of which shall be notified by PT Invest to HTCC at least 15 Business Days prior to the Completion Date of KFKI Interest Sale Agreement and shall provide - as evidence of payment - a faxed copy of the bank’s confirmation on the said irrevocable transfer of the cash part of the Consideration, and also HTCC shall hand over the certificates relating to the HTCC Common Shares to PT Invest at the Completion of the KFKI Interest Sale Agreement.

c)	The parties shall co-operate with each other for the purpose of satisfying the matters listed in Clause 2 above and none of the parties shall take any action which prejudices or would be likely to prejudice the completion of those matters.

4	ROLE OF KFKI

a)	KFKI agrees and undertakes to cause and procure PT Invest to comply in full with each of its obligations under this Agreement.

b)	If PT Invest fails to perform any of its obligations under this Agreement - whether because PT Invest ceases to exist or otherwise - KFKI will indemnify HTCC for all and any loss or damage suffered by it as a consequence of PT Invest’s failure.

5	ANNOUNCEMENTS AND CONFIDENTIALITY

a)	No announcement concerning the matter set out in this Agreement will be made at any time by any of the parties without prior consultation with and (unless the announcement is required by law or any relevant regulatory authority) without the prior written approval of the other parties (such approval not to be unreasonably withheld or delayed).

b)	HTCC shall, and shall procure that each of its Affiliates shall, keep confidential all information provided to it by or on behalf of PT Invest or otherwise obtained by or in connection with this Agreement which relates to PT Invest or any of its Affiliates.

c)	PT Invest shall, and shall procure that each of its Affiliates shall, keep confidential all information provided to it by or on behalf of HTCC or otherwise obtained by or in connection with this Agreement which relates to HTCC or any of its Affiliates.

d)	Sub clauses a) - c) inclusive above shall not prevent disclosure of confidential information:

i)	to the extent required by law or regulation but in those circumstances the relevant party shall give the other parties prompt written notice where practicable and lawful to do so before the disclosure occurs so that the other parties can pursue any opportunity to resist disclosure though appropriate legal means;

ii)	to the extent required by any securities exchange or regulatory or governmental body to which any of the parties is subject;

iii)	to the extent that the information is in or comes into the public domain other than as a result of a breach of any undertaking or duty of confidentiality by any person; or

iv)	to professional advisers, to the extent that they need to know for the purposes of this Agreement and subject to equivalent undertakings of confidentiality.

6	NOTICES

a)	Any notice or other document to be served under this Agreement must be in the English language and may be delivered or sent by recorded express post or by facsimile to the party to be served at its address appearing in this Agreement or at such other address as it may have notified to the other parties in writing in accordance with this clause.

b)	Any notice or document shall be deemed to have been served:

i)	if delivered, at the time of delivery; or

ii)	if posted for express delivery, at 10.00 a.m. on the third business day after it was put into the post; or

iii)	if sent by facsimile, at the expiration of two hours after the time of dispatch, if dispatched before 3.00 p.m. on any business day, and in any other case at 10.00 a.m. on the business day following the date of dispatch.

c)	In proving service of a notice or document it shall be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed and posted for express recorded delivery or that the facsimile message was properly addressed and despatched and the correct answer-back or identity code is received as the case may be.

d)	The addresses of the parties for the purpose of this clause are as follows:

PT Invest

PT Invest International LLC
1220 New Market Street, Suite 060
Wilmington
Delaware
United States of America

For the attention of:	Ms Krisztina Zorn c/o Mr Emil Krén
Facsimile:	(36 1) 452 1220

With a copy to:

KFKI Investment Kft
Tüzér u. 39-41.
1134 Budapest
Hungary

For the attention of:	Mr László Szonyi
Facsimile:	(36 1)452 1220

KFKI Investment Kft.

KFKI Investment Kft
Tüzér u. 39-41.
1134 Budapest
Hungary

For the attention of:	Mr László Szonyi
Facsimile:	(36 1) 452 1220

HTCC

Hungarian Telephone and Cable Corp.
1201 Third Avenue, Suite 3400
Seattle
Washington WA 98101-3034
United States of America

For the attention of:	Mr Ole Bertram
Facsimile:	+1 206-652-2911

With a copy to:

Hungarotel Rt.
Teréz krt. 46.
H-1066 Budapest
Hungary

For the attention of:	Mr Ole Bertram
Facsimile:	+ 36 (1) 474 0351

7	GENERAL

a)	Each of the obligations and undertakings set out in this Agreement which is not fully performed at the completion of the KFKI Interest Sale Agreement will continue in force after that completion.

b)	Neither PT Invest nor KFKI shall be entitled to assign or transfer any of their respective rights or obligations under this Agreement – except the transfer the HTCC Common Shares within the KFKI Group as stipulated in Clause 3.2 of KFKI Interest Sale Agreement - without the prior written consent of HTCC. HTCC shall not be entitled to assign or transfer any of its rights or obligations under this Agreement without the prior written consent of PT Invest.

c)	Each party shall pay the costs and expenses incurred by it in connection with the entering into and completion of this Agreement.

d)	This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement and any party may enter into this Agreement by executing a counterpart.

8	TERMINATION

a)	Subject to those provisions that will survive termination pursuant to Clause b) below, this Agreement will terminate on the latest of expiry of the time periods set out herein; the satisfaction by the parties of their respective obligations hereunder or with the mutual and express written consent of the parties.

b)	On termination of this Agreement, the rights and liabilities of the parties which have accrued beforehand shall continue to subsist and the provisions in Clause 1 (Definitions), Clause 5 (Announcements and Confidentiality), Clause 6 (Notices), Clause 7 c) (Costs) and Clause 9 (Governing Law and Arbitration) shall survive.

9	GOVERNING LAW AND DISPUTE RESOLUTION

a)	This Agreement is governed by, and shall be construed in accordance with, the laws of Hungary.

b)	Any dispute which arises or occurs in relation to any thing or matter arising out of or in connection with this Agreement between the Parties and which is not resolved within 30 days of notice of a dispute being given by a party (“party” for the remainder of this clause being HTCC on the one hand and PT Invest and/or KFKI on the other) shall, at the request of either party, be referred to arbitration under the rules of the Permanent Arbitration Court attached to the Hungarian Chamber of Trade and Industry, Budapest. The place of the arbitration shall be Budapest, Hungary and the language of the arbitration shall be English. Arbitration shall be before a panel of three arbitrators. Each party shall be entitled to choose one arbitrator. The arbitrators so chosen by the parties shall then choose one more arbitrator. The decision and award of the arbitral tribunal shall be final, non-appealable and binding on the parties, their successors and assignees.

This Agreement has been signed by and on behalf of the parties this 21st day of September 2004

Krisztina Zorn Manager of PT Invest International LLC	Ole Bertram President and CEO Hungarian Telephone and Cable Corp.

László Szonyi KFKI Investment Ltd.